Exhibit 4.6

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

OF

ORTEC INTERNATIONAL, INC.

It is hereby certified that:

1. The name of the Corporation (hereinafter called the “Corporation”) is Ortec International, Inc.

          2.           The certificate of incorporation of the Corporation as previously amended and restated is hereby further amended, by action of the stockholders of the Corporation, by adding a new Article THIRTEENTH:

THIRTEENTH:

The Board of Directors of the Corporation is hereby authorized in its discretion at any time prior to September 30, 2006, to amend the certificate of incorporation of the Corporation to effect a reverse stock split of the Corporation’s outstanding shares of common stock at a ratio within the range from one share for each five shares outstanding to one share for each fifteen shares outstanding, without further approval or authorization of its stockholders.

3. The amendment of the certificate of incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Signed on June 6, 2006

/s/ Ron Lipstein

Name: Ron Lipstein
Title: Secretary